EXHIBIT 99.1

VIKING SYSTEMS, INC. REPORTS THIRD QUARTER RESULTS;

 PROVIDES BUSINESS UPDATES

Westborough, MA, November 3, 2009 --  Viking Systems, Inc. (OTCBB: VKNG.OB), a supplier of 2D and 3D visualization systems for the medical market, today announced results for the quarter ended September 30, 2009.  The Company reported that it has made significant progress in its objective to reach sustainable positive cash flow from operations and that it is exploring strategic and financing options in order to fund anticipated 2010 operating losses while the Company develops and launches its “Next Generation” 3DHD Visualization System.  Additionally, the Company discussed a significant order for its current 3Di system, its technology outlook and several pending changes in its management and governance structure.

Third quarter and year-to-date financial results

Sales. Sales were $1,995,614 for the three months ended September 30, 2009 and $1,585,826 for the three months ended September 30, 2008, representing an increase of 26%.   For the nine months ended September 30, 2009, sales increased 16% to $5,149,504 compared with the same period in the prior year.  The increase in sales during the quarter ended September 30, 2009 was due to increased sales of approximately $590,000 of a proprietary visualization system designed for and distributed by one specific customer as they elected to increase inventory levels of such product. Sales to this customer increased by approximately $1,210,000 during the nine months ended September 30, 2009 compared with the same period in the prior year.

Net loss. The net loss was $195,877, or $0.00 per share for the quarter ended September 30, 2009 compared with a net loss of $43,599, or $0.00 per share for the same period in 2008. Other income included a $1,000,000 license fee in the quarter ended September 30, 2008.   For the nine month periods ended September 30, 2009 and 2008 the Company incurred net losses of $882,669 or $0.02 and $5,055,726 or $0.12 per share, respectively

Operating loss. As a result of increased sales, higher margins and reduced operating expenses the Company has substantially reduced its operating losses. The operating loss was $193,316 for the quarter ended September 30, 2009 compared with $1,044,557 for the same period in 2008. For the nine month periods ended September 30, 2009 and 2008 the Company incurred operating losses of $996,863 and $3,947,760, respectively. The operating loss before non-cash charges was $34,418 for the quarter ended September 30, 2009 compared with $803,047 for the same period in 2008. For the nine month periods ended September 30, 2009 and 2008 the Company incurred operating losses before non-cash charges of $435,654 and $2,595,724, respectively.

U.S. Army Orders 3D Systems

In October 2009, the Company received the largest order in its history for its proprietary 3Di vision systems.  This order, totaling approximately $900,000, was from the US Army for deployment of one of our complete 3Di systems at each of seven regional Army Medical Centers throughout the United States.  We anticipate having all seven systems installed and operational before-year end 2009. This is a follow-on order to the single system already in place at Walter Reed Army Medical Center in Washington, DC.

Technology Update

In October, a major milestone was achieved when Viking Systems’ “Next Generation” 3DHD camera system was demonstrated to the surgical community utilizing a prototype Sony 3DHD flat panel display at the American College of Surgeon’s 95th annual Clinical Congress in Chicago.  Jed Kennedy, Viking’s president and chief operating officer, described the reaction of the medical community saying, “We were extremely pleased with the level of interest shown by all surgical specialties. Well over 1,500 attendees waited their turn to see the interactive 3DHD demonstration and appeared delighted with what they experienced. While 2D high definition cameras now represent the vast majority of placements in the approximately $1 billion surgical video systems market, it is now clear that 3DHD is the next advancement in endoscopic surgical vision.” Viking and Sony plan a similar demonstration at MEDICA, the world’s largest medical device trade show, held every year in November in Dusseldorf, Germany. In parallel, a group of clinical advisors is being organized to provide guidance on the clinical requirements for this “Next Generation” system.

Later this month, Viking Systems plans to deliver a “designed to specification” prototype high definition 3DHD visualization system to a manufacturer of surgical robotic systems as part of a development agreement.  The system prototype is a key deliverable in the completion of the development arrangement. While there can be no assurance that at the completion of the development contract a supply agreement will be awarded, Viking believes that the new product has several unique features that will address specific market needs and that the Company is well positioned to support any production needs for the system.

Over the next twelve months Viking Systems intends to complete the development of its unique “Next Generation” 3DHD Visualization System for Minimally Invasive Surgery and currently plans to launch the system at the American College of Surgeons 96th annual Clinical Congress in October 2010 in Washington, DC.

Financing Update

Viking disclosed in previous public filings that in the fourth quarter of 2008 it engaged an investment banking firm to assist management in exploring strategic options.   A number of third parties executed confidentiality agreements with the Company during this process. Over the past nine months the Company has had and, in some instances, continues to have varying levels of discussion with certain of these parties.    However, absent expeditious developments related to a potential sale of the Company, Viking plans to seek adequate financing to support operations during the commercialization of its “Next Generation” 3DHD system.

Management and Governance

When Viking Systems was recapitalized on January 4, 2008, William C. Bopp, currently chairman and chief executive officer, signed a two year employment agreement. At the end of 2009, it is the intention of the Board of Directors to promote and appoint John “Jed” Kennedy, currently president and chief operating officer, to the position of president and chief executive officer.  It is anticipated that Mr. Bopp will continue to serve as Chairman of the Board of Directors.  Mr. Bopp said, “This transition recognizes the contributions of Mr. Kennedy to the success of Viking Systems to date and the Board’s confidence in his leadership ability for the future.”

Separately, J. Winder Hughes, has tendered his resignation from the Board effective November 2, 2009.   Mr. Hughes has indicated his interest in assisting the Company in raising funds and believes it will be in the Company’s and his best interest if he is an independent investor able freely to participate in such a financing.  Mr. Bopp said, “We have valued Winder Hughes’ counsel as a Board member and look forward to a continued association with him should a financing be undertaken.”

About Viking Systems, Inc.

Viking Systems, Inc. (OTCBB: VKNG.OB) is a leading worldwide developer, manufacturer and marketer of visualization solutions for complex minimally invasive surgery.  The Company partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time.  For more information visit the Company’s website at:  www.vikingsystems.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tight credit market and related impact on health care spending; possible health care reform in the United States and its implications on hospital spending, reimbursement, and fees which may be levied on certain medical device companies; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Viking Systems operates; unanticipated manufacturing disruptions; the inability to meet demand for products, and the other factors detailed from time to time under the heading "Risk Factors" in our report on Form 10-K for the year ended December 31, 2008, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.

Balance Sheets - Unaudited

	September 30,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$214,510	$168,767
Accounts receivable, net	621,135	837,229
Inventories, net	1,869,458	2,104,764
Prepaid expenses	50,867	151,048
Total current assets	2,755,970	3,261,808

Property and equipment, net	55,249	223,609
Intangible assets, net	157,500	210,000
Total assets	$2,968,719	$3,695,417

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,174,668	$1,432,460
Accrued liabilities	772,873	794,219
Deferred revenue	175,005	51,254
Capital lease obligations	—	31,821
Total current liabilities	2,122,546	2,309,754

Commitments and contingencies

Preferred Stock, 25,000,000 shares authorized
Series B redeemable preferred stock, $0.001 par value; No shares outstanding at September 30, 2009 and December 31, 2008	—	—

Stockholders’ Equity:

Common stock, $0.001 par value, 400,000,000 shares authorized; and 42,715,110 issued and outstanding at September 30, 2009 and December 31, 2008	42,715	42,715
Additional paid-in capital	26,909,786	26,566,607
Accumulated deficit	(26,106,328)	(25,223,659)
Total stockholders' equity	846,173	1,385,663
Total liabilities and stockholders' equity	$2,968,719	$3,695,417

VIKING SYSTEMS, INC.

Statements of Operations -Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales, net	$1,995,614	$1,585,826	$5,149,504	$4,447,528
Cost of sales
Cost of goods sold	1,508,042	1,261,819	3,839,690	3,800,380
Inventory valuation charge	—	372,440	—	372,440
Total cost of sales	1,508,042	1,634,259	3,839,690	4,172,820

Gross (loss) profit	487,572	(48,433)	1,309,814	274,708

Operating expenses:
Selling and marketing	174,252	278,927	685,226	1,072,491
Research and development	121,951	183,711	402,751	613,917
General and administrative	384,685	533,486	1,218,700	2,536,060
Total operating expenses	680,888	996,124	2,306,677	4,222,468
Operating loss	(193,316)	(1,044,557)	(996,863)	(3,947,760)

Other income (expense):
Interest income	199	1,432	949	19,503
Interest expense	(2,760)	(1,272)	(3,815)	(3,052)
Loss on recapitalization transaction	—	—	—	(2,703,776)
License fee	—	1,000,000	115,000	1,000,000
Other income	—	798	2,060	272,298
Gain on derivative liability	—	—	—	307,061
Total other income (expense)	(2,561)	1,000,958	114,194	(1,107,966)
Net loss	$(195,877)	$(43,599)	$(882,669)	$(5,055,726)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.02)	$(0.12)

Weighted average shares - basic and diluted	42,715,110	42,556,610	42,715,110	42,105,975

Operating Loss Before Non-Cash Charges

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2008	2009	2008
Net loss, as reported	$(195,877)	$(43,599)	$(882,669)	$(5,055,726)
Adjustments:
Total other (income)/expense	2,561	(1,000,958)	(114,194)	1,107,966
Non-cash stock option expense	113,161	120,533	343,179	965,857
Depreciation and amortization	45,737	120,977	218,030	386,179
Operating loss before non-cash charges	$(34,418)	$(803,047)	$(435,654)	$(2,595,724)

Contact:	Viking Systems, Inc.
Robert Mathews EVP & CFO (508) 366-3668 Ext 8392